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                                                                   EXHIBIT 10.24

                                  CONFIDENTIAL
                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS


          THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS ("Agreement"), is made between SEAN MALOY ("Maloy"), and Maxwell Laboratories, Inc. and its divisions and subsidiaries (collectively, "Maxwell" or "the Company") and shall become effective immediately upon the date signed by Maloy (the "Effective Date").

                                    RECITALS

          WHEREAS, Maloy has been employed by Maxwell as Executive Vice President and Chief Operating Officer of Maxwell Laboratories, Inc., and the parties hereto desire to end that relationship, and to settle, fully, finally and amicably, all claims against each other, including, but not limited to, any claims related to the employment of Maloy and the termination of that employment.

          NOW, THEREFORE, in order to provide said benefits and in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

          1.   RELINQUISHMENT OF POSITIONS/EMPLOYMENT

               The Effective Date of this Agreement is the date it is signed by Maloy. Pursuant to this Agreement, Maloy agrees to resign all of his positions as an officer and director of the Company, including, without limitation, as a director of Maxwell Laboratories, Inc., as Chief Operating Officer of Maxwell Laboratories, Inc., as Executive Vice President of Maxwell Laboratories, Inc., and as a Maxwell Laboratories, Inc., employee. Such resignation shall become effective without further action on a date (Resignation Date) to be determined by the Chairman after consultation with the new Chief Executive Officer/President but in no event later than June 1, 1996. Maloy agrees to execute a resignation letter dated appropriately. Such resignation shall take effect at the time specified therein. Until the effective Resignation Date, Maloy shall continue in his current capacity as Executive Vice President, Chief Operating Officer and Director of Maxwell Laboratories, Inc. and receive his current salary and benefits.

          2.   PAYMENT OF GOOD AND VALUABLE CONSIDERATION

               Within 72 hours of the Resignation Date, Maloy shall be paid his final paycheck and all accrued but unused vacation.

               a. Maloy shall thereafter be paid $13,786 per month without any deductions or withholdings for a period of

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eighteen (18) months commencing on the Resignation Date.  Maxwell shall make these payments between the 1st and 5th of each month and will provide Maloy with a 1099. Except as to the continuing payment, Maloy shall not be entitled to any other cash payments.

               b. Maloy currently has stock options both in Maxwell Laboratories, Inc. pursuant to the 1985 plan and in Pure Pulse pursuant to the 1994 plan as set forth in Schedule A attached hereto. Those stock options shall be converted to non-qualified stock options and shall remain in effect until their expiration dates as set forth in Schedule A. Maloy and Maxwell shall sign any agreements or papers necessary to effectuate such conversion.

               c. Maloy is not now and shall not be entitled to any Supplemental Retirement Annuity after the Resignation Date of this Agreement.

               d. Maxwell will continue to provide Maloy with the current benefits for life, disability, dental and medical plans until the earlier of
(i) any coverage under his next employer for medical, disability, dental and life insurance or (ii) the expiration of 18 months from the Resignation Date.

          3.   NON-DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION

               Maloy understands and agrees that in the course of employment with Maxwell he has acquired confidential information and trade secrets concerning the operations of Maxwell and its future plans and methods of doing business, which information Maloy understands and agrees would be damaging to Maxwell if disclosed to a competitor or made available to any other person or corporations. Maloy understands and agrees that such information has been divulged to him in confidence, and he understands and agrees that he will keep such information secret and confidential. Furthermore, Maloy agrees that he will on the date of resignation turn over to Maxwell all Company confidential files, records, and other documents. In addition, Maloy will return all property in his possession owned by Maxwell.

          4.   NON-SOLICITATION

               Maloy further agrees that he will not solicit or participate in or assist in any way in the solicitation of any person in management, professional or technical positions at Maxwell for employment by any other company for a period of 18 months after the Resignation Date. However, Maloy will not violate this provision if said employee pursues a position with Maloy's future employer without any encouragement or involvement direct or indirect of Maloy.


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          In view of the nature of Maloy's employment and the information and trade secrets which he has received during the course of his employment, he likewise agrees that Maxwell would be irreparably harmed by any violation of paragraphs 3, 4, 5 and 10 of this Agreement and that, therefore, Maxwell shall be entitled to an injunction prohibiting him from any violation of paragraphs 3, 4, 5 and 10 of this Agreement.

          5.   NON-COMPETE AND COOPERATION AGREEMENT

               a. Maloy agrees that during the 18 months after the Resignation Date, he shall, make every effort to be reasonably available to consult and provide Maxwell transition assistance at reasonable times as may be requested by the Chief Executive Officer of Maxwell, provided Maloy is reimbursed for any reasonable out of pocket expenses incurred by him providing such assistance. Where there are business conflicts for Maloy's time, the CEO and Maloy will agree on a mutually agreeable schedule for his assistance. Maloy further agrees that during this 18 month period he shall not establish any company, or otherwise work for any company or entity identified on Schedule B hereto.

               b. Maloy further agrees that during this 18 month period, or thereafter, he may be asked to and that he will, in fact, cooperate with Maxwell, its attorneys or experts retained by Maxwell or its attorneys in connection with any litigation matters involving Maxwell that are pending or that may arise hereafter. To the extent that such cooperation or assistance is requested of Maloy, he shall be paid at a rate of $100 per hour and any reasonable out-of-pocket expenses for any such work, provided, however, that he will not be paid any money for any effort he undertakes in connection with legally compelled testimony or preparation for such testimony, unless such testimony is required as a direct result of Maxwell's designating Maloy as an expert witness or the most knowledgeable corporate person.

          6.   NO OTHER CLAIMS

               Maloy represents and warrants that he has not filed against Maxwell or any of its representatives, any claim, complaint, charge or suit, with any federal, state or other agency, court, board, office or other forum or entity, including without limitation, any application for workers compensation benefits. Maloy agrees that he will not, at any time hereafter, file any such claim, complaint, charge or suit based upon circumstances heretofore arising, other than a claim arising from a breach by the Company of this Agreement, and that if any agency, court, board, office, forum or entity assumes jurisdiction of any such grievance, complaint, charge or suit he will request such entity to withdraw from the matter.


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          7.   GENERAL RELEASE

               a. As a material inducement to Maxwell to enter into this Agreement, Maloy, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Maxwell, and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys, and successors of such divisions, parents, subsidiaries and affiliates), acting by, through, under or in concert with any of them, or any of them, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Maloy has had or may hereafter claim to have had, against Maxwell by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date ("Claims"); other than those obligations set forth in this Agreement.

          This release specifically includes, but without limiting the foregoing general terms, the following: (1) all Claims arising from or relating in any way to any act or failure to act by any employee of Maxwell, (2) all Claims arising from or relating in any way to the employment relationship of Maloy with Maxwell and/or the termination thereof, including any claims which have been asserted or could have been asserted against Maxwell, together with (3) any and all Claims which might have been asserted by Maloy in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the date of this Agreement, under any and all laws, statutes, orders, regulations, or any other claim of right(s), including without limitation, any claim under Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act or any Claim in contract or tort.

          b. As a material inducement to Maloy to enter into this Agreement, Maxwell, on behalf of itself and its subsidiaries, affiliates, divisions, directors, officers, shareholders, employees, representatives, attorneys, agents, predecessors, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Maloy, and his heirs, executors, administrators, successors, assigns, agents, representatives and attorneys, acting by, through, under or in concert with any of them, or any of them, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any


                                      - 4 -


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nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Maxwell has had or may hereafter claim to have had, against Maloy by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date ("Claims"); other than those obligations set forth in this Agreement. Provided, however, this release does not extend to any actions brought against Maloy as an individual defendant as opposed to as an officer or director of Maxwell with regard to any claims outside the course and scope of his employment.

          8.   RELEASE OF UNKNOWN OR UNSUSPECTED CLAIMS

               For the purpose of implementing a full and complete release and discharge of the parties hereto, Maloy and Maxwell expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which the parties have against one another but do not know or suspect to exist in their favor at the time of execution hereof, which if known or suspected by them would materially affect their decision to execute this release; that this Agreement contemplates the extinguishment of any such Claim or Claims, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived. Section 1542 of the Civil Code provides:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          The parties represent that they have read and understood the provisions of California Civil Code Section 1542.

          9.   INDEMNITY FOR BREACH OR FALSE REPRESENTATION

               As a further material inducement to Maxwell to enter into this Agreement, Maloy hereby agrees to indemnify and hold harmless Maxwell and their representatives from and against any and all loss, cost, damage or expense, including, without limitation, attorneys' fees, caused by any prior claims filed by Maloy.

          10.  CONFIDENTIALITY OF SETTLEMENT AGREEMENT

               Maloy represents and agrees that since he first received the proposed agreement on March 12, 1996, he has not disclosed the terms of the agreement and he will keep the terms, amounts and all other specific facts of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to any person or entity, other than that which is legally required and his immediate family and professional representatives or to any prospective employer to the extent


                                      - 5 -

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necessary to inform such employer of Maloy's obligation pursuant to this
Agreement; provided that disclosure to his immediate family or professional representatives is conditioned on the fact that they agree to keep said information confidential and not disclose it to others. Provided, however, disclosures made to the Company's general counsel or officers and directors of the Company prior to the effective date of this Agreement are not subject to this confidentiality clause. Maloy acknowledges that a major and significant consideration on behalf of Maxwell in entering into this Agreement is the assurance that there will be no publicity of this Agreement and that all terms and conditions and the very fact thereof shall remain confidential. In the event Maloy discloses the alleged facts upon which this Agreement is based, the amount of consideration tendered to him, or the terms of the Agreement in violation of this Agreement, Maxwell shall be entitled to terminate any payment due under this Agreement or take any other action legally allowable. Maloy agrees that any direct dispute, controversy or claim among the parties to this Agreement arising out of or relating to this paragraph, or any breach or asserted breach thereof, shall be determined and settled by arbitration in accordance with the rules for dispute resolution of JAMS/ENDISPUTE. The prevailing party in such arbitration shall be entitled to its reasonable costs and expenses (including reasonable attorneys' fees in such arbitration as part of the award. Judgment on the award may be entered in any court having jurisdiction thereof, and the parties specifically reserve all rights to appeal such judgment as if it were rendered in a court of law. If Maxwell discloses any information concerning this Agreement or Maloy's employment and termination from Maxwell to the general shareholders who are not otherwise associated with the Company or members of the public, Maloy is automatically released from any and all obligations contained in this paragraph.

          11.  RIGHT TO APPROVE PRESS RELEASE

               On the Resignation Date, Maxwell shall issue a mutually agreed upon press release to the public concerning Maloy's resignation. No other press release can be made concerning Maloy's resignation or the circumstances concerning his departure from the Company.

          12.  INDEMNIFICATION AGAINST CLAIMS

               Maxwell agrees to indemnify and hold Maloy harmless from any liability, claims, demands, costs, expenses and attorneys' fees incurred by him as a result of any actions by him in the course of his employment, or as a director of the Company to the extent other directors would be so indemnified. Maxwell further agrees to indemnify and hold Maloy harmless from any liability, claims, demands, costs, expenses, and attorneys' fees incurred by him as a result of any actions by him, specifically in connection with providing transition assistance to Maxwell.


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          13.  BINDING AGREEMENT

               This Agreement shall be binding upon Maloy and Maxwell and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the parties hereto and their representatives, and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

          14.  ATTORNEY'S FEES

               Each party hereto will bear its own costs and attorneys' fees incurred in achieving the settlement and release of this matter. If any party defaults under the terms of this Agreement, and the other party employs an attorney to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, whether or not legal proceedings are commenced, then such other party shall be entitled to recover from the defaulting party all attorneys' fees, costs and expenses incurred. If a party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to all attorneys' fees, costs and expenses incurred in such action or any appeal or enforcement of such action.

          15.  NON-RELIANCE

               Other than as expressly set forth in this Agreement, Maloy and Maxwell represent and acknowledge that in executing this Agreement they did not rely upon and they have not relied upon any representation nor statement made by any of the parties hereto or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

          16.  AGREEMENT OBLIGATES, EXTENDS AND INURES

               The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the legal successors, assigns, transferees, grantees, heirs, shareholders, officers and directors of each signatory party hereto, and to those who may assume any or all of the above-described capacities subsequent to the execution and Resignation Date of this Agreement.

          17.  NON-ADMISSION OF LIABILITY

               This Agreement shall not in any way be construed as an admission by Maxwell that it has acted in any manner in violation of the common law or in violation of any federal, state or local statute or regulation.


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          18.  METHOD OF EXECUTION

               This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

          19.  APPLICABLE LAW

               This Agreement is deemed to have been made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all part is this Agreement shall in all causes be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

          20.  SEVERABILITY

               The provisions of this Agreement are severable, and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

          21.  ENTIRE AGREEMENT

               This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the same subject matter, further, this Agreement may not be changed except by explicit written agreement by the parties hereto.

          MALOY states that he has carefully read the foregoing Agreement, knows and understands its contents, and voluntarily executes this Agreement.


Date:  March 14, 1996                   /s/ Sean Maloy
       ------------------               -----------------------
       At 4:20 pm (PST)                 Sean Maloy



Date:  March 15, 1996                   /s/ Donn A. Starry
       ------------------               -----------------------
       At 10:20 am (EST)                Donn Starry on behalf of
                                        Maxwell Laboratories, Inc.



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                                   SCHEDULE A


                         Maxwell (Pursuant to 1985 Plan)
                         -------------------------------

                    NO. OF SHARES              EXPIRATION DATE

                          7,350                May 31, 1998

                         20,000                September 30, 1999

                         10,000                August 31, 2000



                       Pure Pulse (Pursuant to 1994 Plan)
                       ----------------------------------

                       NO. OF SHARES             EXPIRATION DATE

                            600                  August 31, 2000



               The foregoing shares shall be converted to non-qualified stock options and shall expire at the respective times as set forth above.


                                       A-1

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                                   SCHEDULE B

                               MAXWELL COMPETITORS


AVX
Aerovox
Beta Physics - Titan
Deltek
DTI
Jaycor
LCC - France
NWL
Physics International
PSI - Titan
SAIC - only with those divisions which have in the past competed directly with Maxwell
Texas Microsystems - Sequoia


                                       B-1